Exhibit 99.1

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/21/05	Investors: Mary Kay Shaw, 630-623-7559
Media: Anna Rozenich, 630-623-7316

McDONALD’S ANNOUNCES STRONG REVENUE AND INCOME GROWTH FOR FIRST QUARTER 2005

•	Quarterly revenues up 9% (6% in constant currencies) driven by a global comparable sales increase of 4.6%
•	EPS was $0.56, up 40% versus $0.40 in 2004, including a $0.13 per share benefit from a lower effective tax rate as well as a $0.03 per share expense related to share-based compensation

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the first quarter, reporting diluted earnings per share of $0.56, up 40% over the prior year.

Chief Executive Officer Jim Skinner commented, “We continued our positive momentum in the quarter with solid revenue and operating income growth, on top of last year’s outstanding double-digit growth that included one additional day due to leap year.

“In March, McDonald’s U.S. business marked its 24th consecutive month of positive comparable sales – a feat not achieved in nearly 25 years. I am encouraged by the ongoing strength and resilience of our U.S. business. Revenues increased 6% during the quarter and strong comparable sales helped offset higher commodity costs. We will continue to build consumer relevance in the U.S. by providing menu choice and variety, and an exceptional customer experience each and every time.

“For the first quarter, Europe delivered solid Systemwide sales and revenue growth fueled by positive comparable sales results in Germany, the U.K. and France. Results for the quarter also benefited from the change in timing of Easter and related school holidays, from April in 2004 to March in 2005. While we continue to face economic challenges in Germany, our ongoing emphasis on offering a balanced menu featuring everyday affordability along with relevant premium menu choices is helping build sales and customer traffic. Similarly, initiatives in the U.K. to enhance the image and relevance of our brand drove stronger results in the quarter. While we clearly have more opportunity and work ahead, I am confident that we are on track to optimize the performance of our European business.

“Our Asia/Pacific, Middle East and Africa segment also delivered a solid quarter. Our ongoing commitment to everyday value balanced with premium products that appeal to local tastes contributed to the segment’s financial results.

“The celebration of McDonald’s 50th anniversary last week, while significant and celebratory, is just a marker on our journey of continuous improvement. With a renewed focus on our customers and restaurants and dedication to the key components of our Plan to Win – operations excellence, leadership marketing and strict financial discipline – I am confident that the next 50 years will be even better than the first 50.”

The first quarter 2005 earnings per share of $0.56 included a tax benefit of $179 million (or $0.13 per share) primarily due to a favorable audit settlement in late March of the Company’s U.S. tax returns.

Although not required until next year, the Company began expensing stock options under the new accounting rules during the quarter. In that connection, the Company also shifted a portion of share-based compensation to cash-based compensation. First quarter 2005 results include $57 million (or $0.03 per share) related to share-based compensation and this shift.

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per common share data

Quarters ended March 31,	2005	2004	% Inc	Currency Translation Benefit	% Increase Excluding Currency Translation

Revenues	$4,802.8	$4,399.7	9	$118.9	6
Operating income	909.6	858.4	6	18.3	4
Net income	727.9	511.5	42	7.8	41
Net income per common share—diluted	0.56	0.40	40	—	40

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all McDonald’s restaurants in operation at least thirteen months, excluding the impact of currency translation. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company’s revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. A list of the factors that could cause actual results to differ materially from those expressed in, or underlying, our forward-looking statements is detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 11:00 a.m. Central Time on

April 21, 2005. For access, go to www.investor.mcdonalds.com. An archived replay of this webcast will be available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for additional, supplemental information related to the Company’s results for the quarter ended March 31, 2005. Information showing the impact of the stock option accounting change on a comparable period-to-period basis is included in that Form 8-K.

The Company plans to release April 2005 sales information on Monday, May 9.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data			Inc / (Dec)

Quarters ended March 31,	2005	2004	$	%

Revenues
Sales by Company-operated restaurants	$3,599.5	$3,283.0	316.5	10
Revenues from franchised and affiliated restaurants	1,203.3	1,116.7	86.6	8

TOTAL REVENUES	4,802.8	4,399.7	403.1	9

Operating costs and expenses
Company-operated restaurant expenses	3,109.1	2,827.4	281.7	10
Franchised restaurants–occupancy expenses	257.0	246.4	10.6	4
Selling, general & administrative expenses	520.1	457.5	62.6	14
Other operating expense, net	7.0	10.0	(3.0)	(30)
Total operating costs and expenses	3,893.2	3,541.3	351.9	10

OPERATING INCOME	909.6	858.4	51.2	6

Interest expense	89.8	91.7	(1.9)	(2)
Nonoperating (income) expense, net	(10.4)	8.9	(19.3)	n/m
Income before provision for income taxes	830.2	757.8	72.4	10
Provision for income taxes	102.3	246.3	(144.0)	(58)

NET INCOME	$727.9	$511.5	216.4	42

NET INCOME PER COMMON SHARE-DILUTED	$0.56	$0.40	0.16	40

Weighted average common shares outstanding-diluted	1,289.0	1,275.5	13.5	1

n/m	Not meaningful

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